Exhibit 2.4
                    NON-COMPETITION AGREEMENT


     This agreement, entered into as of the 30th day of April, 1998, is by and between Unique Mobility, Inc. ("Unique") and Michael G. Franklin ("Employee").

                            RECITALS

     A. Pursuant to a Share Exchange Agreement (the "Agreement") dated as of April 30, 1998 by and among Unique, Franklin Manufacturing Company, a Missouri corporation ("Franklin"), and the shareholders of Franklin, Unique is acquiring all of the shares of the capital stock of Franklin.

     B. Employee is a key employee of Unique and the principal shareholder of Franklin. Unique desires to protect its investment in its business by providing certain limited restrictions on Employee's business activities.

                            AGREEMENT

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Protection of Trade Secrets and Confidential Information.

     (a) Definition of "Confidential Information." "Confidential Information" means all nonpublic information concerning or arising from Unique's business, including particularly but not by way of limitation trade secrets used, developed or acquired by Unique in connection with its business; information concerning the manner and details of Unique's operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with Unique's business; Unique's business plans and strategies; the identities of Unique's customers and the specific individual customer representatives with whom Unique works; the details of Unique's relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in Unique's business; the details of Unique's relationship with such distributors, contractors and vendors; the nature of fees and charges made to Unique's customers; nonpublic forms, contracts and other documents used in Unique's business; the nature and content of computer software used in Unique's business, whether proprietary to Unique or used by Unique under license from a third party; and all other information concerning Unique's concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.

     (b) Employee's Use of Confidential Information. Except in connection with and in furtherance of Employee's work on Unique's behalf, Employee shall not, without Unique's prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

     (c) Acknowledgments. Employee acknowledges that during the term of this agreement, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage Unique's business; that Confidential Information would be susceptible to immediate competitive application by a competitor of Unique's; that Unique's business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique to Unique and known only to Employee, Unique and certain key employees and contractors of Unique; that Unique shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this paragraph are reasonable and necessary for the protection of Unique's business.

     (d) Records Containing Confidential Information. All documents or other records containing or reflecting Confidential Information ("Confidential Documents") prepared by or provided to Employee are and shall remain Unique's property. Except with Unique's prior written consent, Employee shall not copy or use any Confidential Document for any purpose not relating directly to Employee's work on Unique's behalf, or use, disclose or sell any Confidential Document to any party other than Unique. Upon the termination of this agreement or upon Unique's request, Employee shall immediately deliver to Unique or its designee (and shall not keep in Employee's possession or deliver to anyone else) all Confidential Documents and all other property belonging to Unique. This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to Unique's President.

     (e) Third-Parties' Confidential Information. Employee acknowledges that Unique has received and in the future will receive from third parties confidential or proprietary information, and that Unique must maintain the confidentiality of such information and use it only for proper purposes.
Employee shall not use or disclose any such information except as permitted by Unique or the third party to whom the information belongs.

     (f) Employee's Former Employers' Confidential Information. Employee shall not, during Employee's employment with Unique, improperly use or disclose to Unique any proprietary information or trade secrets belonging to any former employer or any third party as to whom Employee owes a duty of nondisclosure.

     2. Term. The term of this agreement is for a period of three years, commencing on the date hereof and terminating on April 30, 2001.

     3.   Noncompetition.

     (a) Covenants. During the term of this agreement, Employee shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with Unique within the States of Colorado or Missouri (the "Protected Region"): (i) in the manufacture of electronic controllers; or (ii) in any other line of business in which Unique was engaged at any time during the term of this agreement; or (iii) in any other line of business into which Unique, during the term of Employee's employment, formed an intention to enter during the term of Employee's obligation not to compete, and which Unique's Board has disclosed to Employee in writing within ten days following the termination of this agreement. This covenant shall not preclude Employee from owning less than 2% of the securities of any competitor of Unique if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

     (b) Acknowledgments. Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the geographic scope of Unique's business operations and the nature of Employee's position with Unique. Employee also acknowledges that while employed by Unique Employee will have access to information that would be valuable or useful to Unique's competitors, and therefore acknowledges that the foregoing restrictions on Employee's future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee's standard of living may be reduced during the term of this agreement, and assumes and accepts any risk associated with that possibility.

     (c) Acknowledgments of Law. Employee acknowledges the following provisions of Colorado Law, set forth in Colorado Revised Statutes 8-2-113(2):

     Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

     (a) Any contract for the purchase and sale of a business or the assets of a business;

     (b) Any contract for the protection of trade secrets;

     (c) Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

     (d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

     Employee acknowledges that this agreement is a contract in recognition of the transfer from Employee to Unique of his interest in Franklin under 8-2-113(2)(a); and that this agreement is intended to protect the Confidential Information identified above under 8-2-113(2)(b); that this agreement is intended to permit Unique to recover the expense of educating and training Employee in the event that Employee serves Unique for a period of less than two years, as contemplated by 8- 2-113(2)(c); and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of 8-2-113(2)(d).

     4. Non-Solicitation. During the term of this agreement, Employee shall not, without Unique's prior written consent, directly or indirectly:

     (a) cause or attempt to cause any employee, agent or contractor of Unique or any Unique affiliate, to terminate his or her employment, agency or contractor relationship with Unique or any Unique affiliate; interfere or attempt to interfere with the relationship between Unique and any employee, contractor or agent of Unique; or hire or attempt to hire any employee, agent or contractor of Unique or any Unique affiliate.

     (b) solicit business from any customer or client served by Unique at any point during the term of this agreement; or interfere or attempt to interfere with any transaction, agreement or business relationship in which Unique or any affiliate was involved at any point during the term of this agreement.

5.     Inventions.

     (a) Disclosure. Upon Unique's request, Employee shall promptly disclose to Unique, in a manner specified by Unique in its sole discretion, all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Employee learns of, conceives, develops or creates alone or with others during the term of this agreement (whether or not conceived, developed or created during working hours) that directly or indirectly arises from or relates to: (i) Unique's business; (ii) work performed for Unique by Employee or any other Unique employee; (iii) the use of Unique's property or time; or (iv) access to Unique's Confidential Information and/or Confidential Documents.

     (b) Assignment. Employee shall assign to Unique, without further consideration, Employee's entire right to any concept, idea or invention described in the preceding subparagraph, which shall be the sole and exclusive property of Unique whether or not subject to patent, copyright, trademark or trade secret protection under applicable law. Employee also acknowledges that all original works of authorship which are made by Employee (solely or jointly with others), within the scope of Employee's employment, and which are protectable by copyright, are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S. C. 101). To the extent that any such works, by operation of law, cannot be "works made for hire," Employee hereby assigns to Unique all right, title, and interest in and to such works and to any related copyrights.

     (c) Additional Instruments. Employee shall promptly execute, acknowledge and deliver to Unique all additional instruments or documents deemed at any time by Unique in its sole discretion to be necessary to carry out the intentions of this paragraph.

     6. Survival. Employee's obligations under this agreement shall survive the termination of Employee's employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed by Unique to Employee.

     7. Remedies. Employee acknowledges that upon a breach of any obligation under this agreement, Unique will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Unique. Employee therefore agrees that upon such breach or threat of imminent breach of any obligation under this agreement, Unique shall be entitled to, and Employee shall not oppose entry of, a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any such provision. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Unique under this agreement or the law, including the right to seek damages from Employee for a breach of any provision of this agreement, nor shall this paragraph be construed to limit the rights or remedies available under Colorado law for any violation of any provision of this agreement.

     8. Miscellaneous. (a) Heirs and Assigns. This Agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives, shall inure to the benefit of Unique, its successors or assigns, and shall be freely assignable by Unique, but not by Employee; (b) Governing Law. This agreement and all other disputes or issues arising from or relating in any way to Unique's relationship with Employee, shall be governed by the laws of the State of Colorado, irrespective of the choice of law rules of any state. (c) Severability. If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that Unique be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets, Confidential Documents and/or Confidential Information. (d) Disputes. Any action arising from or relating any way to this agreement, or otherwise arising from or relating to Employee's's employment with Unique, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law. The prevailing party in any action to enforce any provision of this agreement shall recover all costs and attorneys' fees incurred in connection with the action.

EXECUTED this 30th day of April 1998.



Sign:/s/Michael Franklin
       __________________

Print name:Michael Franklin
           _________________

UNIQUE MOBILITY, INC.

By:/s/Donald A. French
    ___________________
     Donald A. French
     Treasurer